UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lannett Company, Inc.
13200 Townsend Road
Philadelphia, PA 19154
215-333-9000
www.Lannett.com

December 16, 2014

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January 21, 2015 at 9:00am EST, at 13200 Townsend Road, Philadelphia, PA 19154.

The purpose of the meeting is to elect five members of our Board of Directors, vote to ratify the selection of Grant Thornton, LLP as our independent auditors, obtain an advisory vote on the compensation of the Company’s executive officers, and to transact such other business as may properly come before the Annual Meeting.

Your vote is important.  Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares.  Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Thank you.

/s/ Arthur P. Bedrosian
December 16, 2014	Arthur P. Bedrosian
Philadelphia, Pennsylvania	Chief Executive Officer

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 21, 2015

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company” or “Lannett”) will be held on Wednesday, January 21, 2015 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend  Road, Philadelphia, PA  19154, for the following purposes:

1.              To elect five (5) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;

2.              To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2015;

3.              To obtain a non-binding advisory vote on the compensation of the Company’s executive officers; and

4.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on December 10, 2014 are entitled to notice and to vote at the 2015 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting.  Please vote by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

/s/ Jeffrey Farber
December 16, 2014	Jeffrey Farber
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 21, 2015

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Lannett in connection with the Annual Meeting.  The Annual Meeting will be held on Wednesday, January 21, 2015 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend  Road, Philadelphia, PA  19154, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about December 22, 2014 to all Stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the meeting in two ways:

•      You may come to the Annual Meeting and cast your vote in person;

•      You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 13200 Townsend Road, Philadelphia, PA 19154, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 10, 2014.  As of the record date, there were 35,790,285 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

PROPOSAL NO.  1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board.  Currently, there are five members of the Board.  The Board nominates the five persons named below who are currently serving on the Board, for election to the Board.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”).  Those directors are referred to as “independent” below.

Jeffrey Farber, 54, was elected a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  Jeffrey Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division.  Mr. Farber also spent time working at Major’s manufacturing division — Vitarine Pharmaceuticals — where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelor of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.  Mr. Farber is the son of William Farber, the Chairman Emeritus of the Board of Directors of the Company.

The Governance and Nominating Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Arthur P. Bedrosian, J.D., 69, was promoted to President of the Company in May 2002 and CEO in January of 2006.  In December 2014 he stepped down as President when Michael Bogda was hired to fill the position.  Previously, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs, and Interal Corporation, a computer consultancy to Fortune 100 companies.  Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

The Governance and Nominating Committee concluded that Mr. Bedrosian is qualified to serve as a director, in part, because his experience as our Chief Executive Officer has been instrumental in the Company’s growth and provides the board with a compelling understanding of our operations, challenges and opportunities.  In addition, his background includes over 40 years in the generic pharmaceutical industry that encompasses a broad background and knowledge in the underlying scientific, sales, marketing and supply chain management which brings special expertise to the board in developing our business strategies.  His recent qualification to FINRA’s list of arbitrators recognizes his expertise and experience.

David Drabik, 46, was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring, and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a bachelor’s degree in Business Administration.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a director due, in part to his understanding and involvement in investment banking.  As a global investment banking professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is an independent director.

Paul Taveira, 55, was elected a Director of the Company in May 2012.  Mr. Taveira has been Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company, since 2009.  He currently serves on their Board of Directors.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Governance and Nominating Committee concluded that Mr. Taveira is well qualified and should be nominated to serve as a director due, in part to his understanding and experience as a Chief Executive Officer and director of A&D Environmental Services Inc.  Mr. Taveira is an independent director.

James M. Maher, 62, was appointed as a Director of the Company in July 2013.  He spent his entire 37 year professional career with PricewaterhouseCoopers (PwC) LLP, including 27 years as a partner, before retiring in June 2012.  Most recently, Maher served as the managing partner of PwC’s U.S. assurance practice, comprised of more than 1,100 partners and 12,000 staff.  Previously, he served as the regional assurance leader for the metro assurance practice.  During his tenure at PwC, Maher worked closely with senior management at several multinational companies, dealing extensively with significant acquisitions, divestitures, initial public offerings and secondary offerings.  Maher earned a bachelor’s degree in Accounting from LIU Post.

The Governance and Nominating Committee concluded that Mr. Maher is well qualified and should be nominated to serve as a director, due to his extensive experience at PwC.  Additionally, Mr. Maher has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Maher is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO.  2 — RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2015.  Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors.  We are doing so because we believe it is good corporate practice to do so.  If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton.  Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year.  Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton, LLP served as the independent auditors of the Company during Fiscal 2014, 2013 and 2012.  No relationship exists other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton, LLP in Fiscal 2014, 2013 and 2012.

(In thousands)	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2014:	$524	$—	$69	$—	$593
Fiscal 2013:	$375	$—	$103	$14	$492
Fiscal 2012:	$338	$—	$107	$—	$445

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, and various tax planning services.

(2) Other fees include fees paid for review of various correspondences, miscellaneous studies, etc.

The non-audit services provided to the Company by Grant Thornton, LLP were pre-approved by the Company’s Audit Committee or the Audit Committee Chairman.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman.  The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO.  3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed under the “Executive Compensation” section of this proxy statement.  As described under the “Executive Compensation” section of this proxy statement the overall objective of our executive compensation program is to focus our executives on creating long-term shareholder value and directly linking corporate and individual performance goals with the results of the Company.  Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” this proposal.

While we intend to carefully consider the voting results of this proposal, the vote is advisory and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

The Role of the Board and Risk Oversight

The Board is responsible for overall corporate governance as well as for management and the strategic direction of the Company as a whole.  The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by members of the Company including but not limited to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, and other members of management.

Assessing and managing risk is the responsibility of management; however the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts.  The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

Through the Board’s committees, the Board maintains broad oversight over various functions within the Company.  The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk.  The Compensation Committee in tandem with the Governance and Nominating Committee monitor risks associated with succession planning and the attraction and retention of talent, as well as risks related to the design of compensation programs within the Company.

The Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”).  The code of ethics applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, President, Corporate Controller, and other finance employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, President, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

The members of the Board are expected to attend all Board meetings whether in person or via teleconference.  Additionally, members of the Board are expected to attend the Annual Meeting of Stockholders.

The Board met four times during the fiscal year ended June 30, 2014 (“Fiscal 2014”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  Each of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2014.  All directors were present at the 2014 Annual Meeting.

Board Leadership Structure

Our Board leadership structure is one under which Jeffrey Farber serves as Chairman of the Board.  We currently have four other directors, including Arthur P. Bedrosian, Chief Executive Officer.  Three of the five directors currently serving on the Board of Directors are “independent” as defined by the NYSE.  The Board has four committees — the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Strategic Planning Committee.  In addition, the non-management members of the Board of Directors meet regularly without management directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate and that the Chairman should not be an employee of the Company.  The Board believes that this separation benefits the stockholders in the form of increased oversight.  As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent directors are present.  In the Company’s case, this would exclude both Jeffrey Farber, Chairman of the Board and Arthur P. Bedrosian, Chief Executive Officer.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management directors by sending written comments to 13200 Townsend Road Philadelphia, PA 19154 Attn: Board of Directors.  The original communication as addressed or a summary of the submissions will be forwarded to the directors for discussion in the next directors meeting.  If a summary of the communication is provided, the original communication will be maintained on file and available for the directors’ review upon request.

Board Committees

The Board has four standing committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Planning Committee.  There were ten Audit Committee meetings, one Strategic Planning Committee meeting, two Governance and Nominating Committee meetings, and eight Compensation Committee meetings held during Fiscal 2014.  The following table shows the directors who are currently members of each Board Committee:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Strategic Planning Committee
Jeffrey Farber	—	—	—	Member

Arthur P. Bedrosian, J.D.	—	—	—	Chairman

David Drabik	Member	Member	Chairman	Member

Paul Taveira	Member	Chairman	Member	—

James M. Maher	Chairman	Member	Member	—

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board.  In addition, Audit Committee responsibilities include selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  The charter describes the nature and scope of the Audit Committee’s responsibilities.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE.  See “Report of the Audit Committee.”

Financial expert on Audit Committee:  The Board has determined that James M. Maher, current director and chairman of the audit committee, is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company.  For a discussion on the Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 16.  The Committee also administers the Company’s equity compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2014 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.  Although the Committee does not have a formal diversity policy, it believes diversity is an important factor in determining the composition of the Board.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further.  Once this determination has been made the person is contacted.  If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information.  A formal interview process is then held.  The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee, or recommended by a stockholder.  To have a candidate considered by the Governance and Nominating Committee, as stockholder must submit the recommendation in writing and must include the following information:

•                  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and

•                  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the proxy statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 13200 Townsend Road, Philadelphia, PA 19154, and must be received not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Governance and Nominating Committee are independent directors as defined by the rules of the NYSE.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent directors.  Executive sessions are chaired by one of the independent directors on a rotating basis.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and related internal controls over financial reporting.  The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee.  These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm.  .  The Audit Committee also pre-approved all fiscal 2014 audit and non-audit services and fess and concluded that the non-audit services performed and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 as filed with the Securities and Exchange Commission.

Audit Committee:

James M. Maher (Chairman)
David Drabik
Paul Taveira

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2014, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2006, 2011 and 2014 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly	Total Shares		Percent of Class	Number of Shares		Percent of Class

Arthur P. Bedrosian 13200 Townsend Road Philadelphia, PA 19154	Chief Executive Officer	633,952	41,650	675,602	(1)	1.89%	1,072,768	(1),(2)	2.97%

Michael Bogda 13200 Townsend Road Philadelphia, PA 19154	President	0	0	0	(3)	0%	0	(3)	0%

David Drabik 13200 Townsend Road Philadelphia, PA 19154	Director	27,500	0	27,500		0.08%	27,500		0.08%

Robert Ehlinger 13200 Townsend Road Philadelphia, PA 19154	VP of Logistics and Chief Information Officer	31,251	0	31,251		0.09%	182,175	(4)	0.51%

William Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman Emeritus	3,315,812	0	3,315,812		9.27%	3,315,815		9.27%

Jeffrey Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman of the Board, Director	522,470	4,470,050	4,992,520	(5)	13.96%	5,017,520	(5),(6)	14.02%

David Farber 6884 Brook Hollow Ct West Bloomfield, MI 48322		58,370	4,581,581	4,639,951	(7)	12.98%	4,639,951	(7)	12.98%

Farber Properties 1775 John R Road Troy, MI 48083		3,850,000	0	3,850,000	(8)	10.77%	3,850,000	(8)	10.77%

Farber Family LLC 1775 John R Road Troy, MI 48083		528,142	0	528,142	(9)	1.48%	528,142	(9)	1.48%

Farber Investment LLC 1775 John R Road Troy, MI 48083		38,000	0	38,000	(10)	0.11%	38,000	(10)	0.11%

Martin P. Galvan 13200 Townsend Road Philadelphia, PA 19154	VP of Finance, Chief Financial Officer and Treasurer	31,499	0	31,499	(11)	0.09%	109,498	(11),(12)	0.31%

James M. Maher 13200 Townsend Road Philadelphia, PA 19154	Director	10,500	0	10,500		0.03%	10,500		0.03%

Ernest J. Sabo 13200 Townsend Road Philadelphia, PA 19154	VP of Regulatory Affairs and Chief Compliance	23,395	0	23,395	(13)	0.07%	157,822	(13),(14)	0.44%

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly	Total Shares		Percent of Class	Number of Shares		Percent of Class
	Officer

William F. Schreck 13200 Townsend Road Philadelphia, PA 19154	Chief Operating Officer	219,357	0	219,357	(15)	0.61%	277,692	(15),(16)	0.78%

Kevin R. Smith 13200 Townsend Road Philadelphia, PA 19154	SVP of Sales and Marketing	67,830	0	67,830	(17)	0.19%	121,364	(17),(18)	0.34%

Paul Taveira 13200 Townsend Road Philadelphia, PA 19154	Director	17,500	0	17,500		0.05%	17,500		0.05%

All directors and executive officers as a group (11 persons)		1,585,254	4,511,700	6,096,954		17.05%	6,994,339		19.08%

(1)                  Includes 41,650 shares owned by Arthur P. Bedrosian’s wife.  Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 20,000 unvested shares received pursuant to a restricted stock awards granted in April 2014 and July 2014.

(2)                  Includes 25,000 vested options to purchase common stock at an exercise price of $8.00 per share, 30,000 vested options to purchase common stock at an exercise price of $6.89 per share, 75,000 vested options to purchase common stock at an exercise price of $4.03 per share, 30,000 vested options to purchase common stock at an exercise price of $2.80, 75,000 vested options to purchase common stock at an exercise price of $6.94 per share, 89,500 vested options to purchase common stock at an exercise price of $3.55, 42,666 vested options to purchase common stock at an exercise price of $4.16, and 30,000 vested options to purchase common stock at an exercise price of $13.86.

(3)                  Michael Bogda was hired as President effective December 1, 2014.  He was awarded 75,000 options to purchase common stock at an exercise price of $46.34 per share which vest annually as follows:  25,000 12/1/2015; 25,000 12/1/2016; 25,000 12/1/2017.

(4)                  Includes 10,425 vested options to purchase common stock at an exercise price of $5.05 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 15,000 vested options to purchase common stock at an exercise price of $4.03 per share, 15,000 vested options to purchase common stock at an exercise price of $6.94 per share, 18,000 vested options to purchase common stock at an exercise price of $5.02, 50,000 vested options to purchase common stock at an exercise price of $3.55, 23,333 vested options to purchase common stock at an exercise price of $4.16, and 11,666 vested options to purchase common stock at an exercise price of $13.86.

(5)                  Includes 3,850,000 shares held by Farber Properties Group LLC (“FPG”).  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 1,925,000 shares held by FPG.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 36,629 shares held by Jeffrey Farber as custodian for his children, 17,279 shares held as joint custodian with David Farber for a relative, and also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(6)                  Includes 20,000 vested options to purchase common stock at an exercise price of $4.55, and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(7)                  Includes 3,850,000 shares held by FPG.  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 1,925,000 shares held by FPG.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 148,160 shares held by David Farber as custodian for his children and 17,279 shares held as joint custodian with Jeffrey Farber for a relative.  Also includes 38,000 shares held by FIC.  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(8)                  Farber Properties Group, LLC is managed and jointly owned by Jeffrey Farber and David Farber.

(9)                  Farber Family LLC is managed by Jeffrey Farber and David Farber.

(10)             Farber Investment LLC is beneficially owned 25% each by Jeffrey and David Farber and 50% by Larry Farber.

(11)             Includes 10,000 unvested shares received pursuant to a restricted stock awards granted in April 2014 and July 2014.

(12)             Includes 40,000 vested options to purchase common stock at an exercise price of $4.73 per share, 21,333 vested options to purchase common stock at an exercise price of $4.16 per share, and 16,666 vested options to purchase common stock at an exercise price of $13.86.

(13)             Includes 2,000 unvested shares received pursuant to a restricted stock awards granted in April 2014 and July 2014.

(14)             Includes 3,260 vested options to purchase common stock at an exercise price of $7.48 per share, 4,000 vested options to purchase common stock at an exercise price of $5.18 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $6.94 per share, 33,334 vested options to purchase common stock at an exercise price of $3.55, 23,333 vested options to purchase common stock at an exercise price of $4.16 per share, and 13,000 vested options to purchase common stock at an exercise price of $13.86.

(15)             Includes 4,900 unvested shares received pursuant to a restricted stock awards granted in April 2014 and July 2014.

(16)             Includes 8,334 vested options to purchase common stock at an exercise price of $5.02, 23,334 vested options to purchase common stock at an exercise price of $3.55, 11,667 vested options to purchase common stock at an exercise price of $4.16 per share, and 15,000 vested options to purchase common stock at an exercise price of $13.86 per share.

(17)             Includes 12,000 unvested shares received pursuant to a restricted stock awards granted in April 2014 and July 2014.

(18)             Includes 10,200 vested options to purchase common stock at an exercise price of $4.03 per share, 16,667 vested options to purchase common stock at an exercise price of $3.55, 11,667 vested options to purchase common stock at an exercise price of $4.16 per share, and 15,000 vested options to purchase common stock at an exercise price of $13.86 per share.

*   Percent of class calculation is based on 35,757,847 outstanding shares of common stock at October 31, 2014.

** Assumes that all options exercisable within sixty days have been exercised.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2014 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, except for a Form 3 related to James M. Maher’s appointment as a director of the Company; Form 4s related to a grant of stock options to various executive officers on September 5, 2013; a Form 4 for Farber Properties, LLC and Jeffrey Farber related to a distribution of shares from Farber Properties, LLC on November 19, 2013; a Form 4 for Kevin Smith relating to an exercise of stock options on November 15, 2013; Form 4s related to a grant of restricted stock to various directors and executive officers on January 22, 2014; a Form 4 for Kevin Smith related to an exercise of stock options on February 13, 2014; a Form 4 for David Farber related to an exercise of stock options on February 28, 2014; a Form 4 for William Schreck related to an exercise of stock options on March 11, 2014; a Form 4 for Arthur Bedrosian related to shares withheld by the Company to satisfy tax withholding obligations for a restricted stock grant on April 24, 2014; and Form 4s for various executive officers related to a restricted stock grant on April 24, 2014.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

William Farber	83	Chairman Emeritus

Jeffrey Farber	54	Chairman of the Board

Arthur P. Bedrosian	69	Director

David Drabik	46	Director

Paul Taveira	55	Director

James M. Maher	62	Director

Officers:

Arthur P. Bedrosian	69	Chief Executive Officer

Martin P. Galvan	62	Vice President of Finance, Chief Financial Officer and Treasurer

William F. Schreck	66	Chief Operating Officer

Michael Bogda	53	President

Kevin R. Smith	54	Senior Vice President of Sales and Marketing

Ernest J. Sabo	66	Vice President of Regulatory Affairs and Chief Compliance Officer

Robert Ehlinger	57	Vice President of Logistics and Chief Information Officer

William Farber was elected as Chairman of the Board of Directors in August 1991.  From April 1993 to the end of 1993, Mr. Farber was the President and a director of Auburn Pharmaceutical Company.  From 1990 through March 1993, Mr. Farber served as Director of Purchasing for Major Pharmaceutical Corporation.  From 1965 through 1990, Mr. Farber was the Chief Executive Officer of Michigan Pharmacal Corporation.  Mr. Farber was previously a registered pharmacist in the State of Michigan for more than 40 years until his retirement from active employment in the pharmaceutical industry.  On June 1, 2011, Mr. Farber retired from his position as Chairman of the Board and was appointed Chairman Emeritus.

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Arthur P. Bedrosian — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

David Drabik — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Drabik.

Paul Taveira — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Taveira.

James M. Maher — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Maher.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance, Chief Financial Officer and Treasurer in August 2011.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director Investor Relations.  From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland.  Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

William F. Schreck joined the Company in January 2003 as Materials Manager.  In May 2004, he was promoted to Vice President of Logistics.  In August 2009, Mr. Schreck was promoted to Senior Vice President and General Manager.  In January 2011, Mr. Schreck was promoted to Chief Operating Officer.  Prior to this, from 1999 to 2001, he served as Vice President of Operations at Nature’s Products, Inc., an international nutritional and over-the-counter drug product manufacturing and distribution company.  From 2001 to 2002 he served as an independent consultant for various companies.  Mr. Schreck’s prior experience also includes comprehensive executive management positions at Ivax Pharmaceuticals, Inc., a division of Ivax Corporation, Zenith-Goldline Laboratories and Rugby-Darby Group Companies, Inc. Mr. Schreck has a Bachelor of Arts Degree from Hofstra University.

Michael Bogda joined the Company as President, effective December 1, 2014.  Prior to joining the Company, Mr. Bogda served as Teva Pharmaceuticals’ Executive Vice President Americas Technical Operations from 2011 to 2014 and Executive Vice President US Technical Operations from 2009 to 2011, overseeing production, sourcing and supply chain, among other responsibilities.  Before that, he held a number of positions of increasing responsibility for Barr Pharmaceuticals from 2000 to 2008, rising to President and Chief Operating Officer.  Prior to his tenure at Barr Pharmaceuticals, Mr. Bogda served as Vice President Operations for Copley Pharmaceuticals.  Mr. Bogda is also currently a member of the board of directors at Apicore, LLC, an active pharmaceutical ingredient manufacturer.  He earned a Master of Business Administration Degree from the Wharton School of the University of Pennsylvania, and a Master of Science degree in Chemical Engineering and a Bachelor of Science degree in Chemical Engineering from Rutgers University.

Kevin R. Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

Ernest J. Sabo joined the Company in March 2005 as Director of Quality Assurance.  In May 2008, Mr. Sabo was promoted to Vice President of Regulatory Affairs and Chief Compliance Officer.  Prior to this, he served at Wyeth Pharmaceuticals as Manager of QA Compliance from 2001 to 2003 and as Associate Director of QA Compliance from 2003 to 2005.  Mr. Sabo held former positions as Director of Validation, Quality Assurance, Quality Control and R&D at Delavau/Accucorp, Inc. from 1993 thru 2001.  He has over 30 years of experience in the pharmaceutical industry, his background spans from Quality Assurance, Quality Control, Cleaning/Process Validation and Manufacturing turn-key operations.  Mr. Sabo holds a Bachelor of Arts in Biology from The College of New Jersey. Mr. Sabo is retiring from the Company, effective January 2, 2015.

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our 2014 Executive Compensation Program.  It provides an overview of the compensation for the following Named Executive Officers (NEOs) and how the Compensation Committee of the Board of Directors (the Committee) made its decisions for our 2014 fiscal year.

NEO	Title/Role
Arthur P. Bedrosian	President and Chief Executive Officer
Martin P. Galvan	Vice President of Finance, Chief Financial Officer and Treasurer
William Schreck	Chief Operating Officer
Kevin Smith	Senior Vice President of Sales and Marketing
Ernest Sabo	Vice President of Regulatory Affairs and Chief Compliance Officer

Where We Are Today

At our annual shareholders meeting in January 2012, our shareholders supported a triennial cycle for “say-on-pay” advisory votes relating to our Executive Compensation Program for NEOs.  At that time, we provided our shareholders with the opportunity to approve, or to vote against, the compensation of our NEOs, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and approximately 99% of the shareholders who voted on the “say-on-pay” proposal supported our program.

Although this vote is non-binding, its outcome, along with shareholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure.  To this end, during the past few years, the Committee conducted periodic reviews of the Executive Compensation Program, monitored industry practices and sought feedback from some of our largest investors.  During the same time, the Company experienced outstanding financial performance and significant increases in stock price and total shareholder return.

The following pages of this CD&A highlight performance results since Fiscal 2011 that have had a direct impact on the compensation paid to our NEOs over the same period of time.  It looks specifically at the performance measures used in the short- and long-term incentive awards under the Executive Compensation Program that the Committee believes drive shareholder value.  It also describes recently approved changes for Fiscal 2015 to further align our Executive Compensation Program with our objectives and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals.  The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

Fiscal 2014 marked another extraordinary year for Lannett.  We experienced the strongest growth in net sales and profitability in our Company’s history, and our stock price increased by 317% during the 12-month period ending June 30, 2014 and by 896% over the past three years.  We also further strengthened our balance sheet to help fund future growth opportunities.  Our results demonstrate our leadership team’s commitment to stability, growth and focus on long-term profitability and creating shareholder value.

In addition to our financial results, we made important advances in product development and mix, market share, and the regulatory approval process, allowing us to efficiently and safely place our products that span a variety of categories (e.g., thyroid deficiencies, cardiovascular, pain management) on the market.  We currently have over 30 products available to the market, with an additional 24 Abbreviated New Drug Applications (ANDAs) pending regulatory approval.  We also continued to capitalize on our strategic partnerships.  Specifically, we extended our agreement with our primary inventory supplier (Jerome Stevens Pharmaceuticals (JSP)), which now gives us exclusive distribution rights in the U.S. for a number of key product lines.

Key financial performance highlights include:

*TSR for Sagent Pharmaceuticals, Inc is as of the company’s IPO on April, 20, 2011.

†Peer Group average excludes Astex Pharmaceuticals, Cornerstone Therapeutics and Hi-Tech Pharmacal as they were all acquired prior to 6/30/2014.

2014 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and stockholder interests, as well as best competitive practices.  The Committee made the following adjustments to the program’s core compensation elements for 2014:

What’s Changed	How It’s Changed	Explanation
Base Salary	• Positioned base salaries at the 50th percentile of comparable organizations.

A study conducted in 2013 by our independent compensation consultant found that NEO base salaries were below the 25th percentile our peer group. The Committee believes raising NEO base salaries to align with the 50th percentile of the peer group, consistent with our compensation philosophy, is critical to improve pay competitiveness and to recognize our highly-qualified and experienced executive officers.

Short-Term Incentives (Annual Bonus)

•             Established threshold, target and maximum performance goals, as well as corresponding award opportunities, expressed as percents of salary.

•             Capped maximum award opportunities at 200% of target levels.

•             Added net sales as one of the performance metrics.

•             Increased weighting on corporate financial metrics from 60% to 75% of total award opportunity.

•             Reduced weighting on individual performance from 40% to 25%.

The Committee believes that this new structure enhances the plan’s motivational impact, reinforces key business objectives and strategic priorities, and further strengthens the alignment between pay and performance. The cap on the award also provides greater structure around the Committee’s discretion.

(Previously, the bonus pool was based on a fixed percentage (20%) of adjusted operating income). The Committee also believes these changes encourage a focus on profitable growth and Company-wide collaboration.

Long-Term Incentives	• Began granting restricted stock, in addition to stock options, as part of the core award mix, with grant levels tied to Company performance.

The Committee increased the emphasis on long-term incentives, relative to other pay components and linked grant levels to Company performance to strengthen alignment with stockholder interests. Restricted stock is less dilutive than stock options, which helps to further manage potential stockholder dilution and equity plan share reserves. The Committee also believes restricted stock is integral to its leadership retention strategy.

Special Recognition Award: Restricted Stock

Granting restricted stock gives our NEOs a meaningful equity stake in our business.  The value of the award depends on the value of our stock when the shares vest, further aligning the interests of our NEOs with those of our shareholders over the long term.  It also supports our need to retain key talent.  For Fiscal 2014, in addition to the regular stock options and restricted stock granted to the NEOs, the Committee approved a one-time, special restricted stock award in recognition of performance that far exceeded the Committee’s expectations.  This special recognition award vests three years from the date of grant and has two parts.  The first part of the award, equal to 25% of the total award, was granted in April 2014 to recognize year- to-date contributions.  The remaining 75% was granted after the end of the fiscal year.  Please see page 26 of this CD&A for details.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2015

In addition to 2014 changes, the Committee also made several modifications for the 2015 program, including:

•                  Short-Term Incentives (Annual Bonus).  For Fiscal 2015, performance metrics will include operating income, Earnings Per Share (EPS), subject to adjustment for any significant capital transactions, net sales, and personal objectives.  The target annual bonus opportunities for each NEO remain the same as those for Fiscal 2014.

•                  Long-Term Incentives.  For Fiscal 2015, the Committee approved target long-term incentive award opportunities equal to 100% of base salary for each of our NEOs, which will be provided in an equal value mix of stock options and restricted stock.  Actual grant levels can range from 0% to 150% of target levels, based on the Company’s Fiscal 2015 financial performance using the same metrics as under the annual bonus plan:

Fiscal 2015 Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold (80% of Budget)	50%
Target (100% of Budget)	100%
Superior (120% of Budget)	150%

Grants, if any, will occur following the end of fiscal 2015, with stock options and restricted stock vesting in three equal annual increments based on continued service with the Company.

•                  Stock Ownership Guidelines.  The Committee approved stock ownership guidelines for our executive officers, including NEOs, and non-employee directors, effective as of July 2014.  Under these guidelines, NEOs are required to own qualifying shares with targeted values equal to 3X salary for our CEO and 1.5X salary for other executive officers.  Non-employee directors are required to own qualifying shares with targeted values equal to 3X the cash board retainer.  Shares that count towards ownership requirements include common shares held directly or indirectly and shares in employee benefit plans.  Executive officers and non-employee directors have five years from the time of first being subject to guidelines to achieve ownership requirements.  Until guidelines are met, executive officers and non-employee directors are required to hold at least 50% of net after-tax shares received from equity grants.  If after five years guidelines still are not met, 100% of all net after-tax shares from equity grants must be held.

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term shareholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

•                  Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

•                  Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.

•                  Alignment: The interests of executives should be aligned with those of our stockholders through equity-based compensation and performance measures that help to drive shareholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)

Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as specific, qualitative and quantitative individual goals for the most recently completed fiscal year.

Long-Term Incentives	Equity (Variable)	Provides incentives for management to execute on financial and strategic growth goals that drive long-term shareholder value creation and support the Company’s retention strategy.

Compensation Mix

The charts below show that most of our NEO’s compensation is variable (82% for our CEO and an average of 78% for our other NEOs) based upon fiscal year 2014 compensation as reported in the Summary Compensation Table on page 28 of this Proxy Statement.  The charts also show the breakdown of cash vs. equity (i.e., stock options and restricted stock).

How Compensation Decisions Are Made

•                  The Role of the Compensation Committee.  The Committee, composed entirely of independent directors, is responsible for making executive compensation decisions for the NEOs.  The Committee works closely with its independent compensation consultant, Pearl Meyer & Partners (PM&P) and management to examine pay and performance matters throughout the year.  The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under Investor Relations.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy.  Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals.  The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from PM&P, as well as budgets, reports, performance assessments and other information provided by management.  It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success.  However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year.  The Committee holds special meetings from time to time as its workload requires.  Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in August/September of each year to reward prior year performance.  The Committee approved additional grants during fiscal 2014 to recognize our exceptional performance.  Individual grants (for example, associated with the hiring of a new NEO or promotion to an NEO position) may occur at any time of year.  The Committee generally expects to coordinate the timing of equity award grants to be made within 30 days of our earnings release announcement following the completion of each fiscal year.  The exercise price of each option and restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

•                  The Role of the CEO.  The CEO does not play any role in the Committee’s determination of his own compensation.  However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as non-executive employees who are eligible for equity grants.  The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.

•                  The Role of the Independent Consultant.  The Committee consults, as needed, with an outside compensation consulting firm.  As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly-traded companies in general and comparable generic pharmaceutical companies in particular.  The Committee also reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee directors.

In late Fiscal 2013, PM&P was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program.  PM&P provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs.  PM&P was also retained by the Committee in Fiscal 2014 to provide ongoing advice relating to the Executive Compensation Program.  The Committee assessed the independence of PM&P pursuant to the applicable SEC rules and concluded that no conflict of interest exists that would prevent PM&P from independently advising the Committee.

Peer Group and Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive.  When making decisions about the program for Fiscal 2014, the Committee considered publicly-available data, as well as a market study conducted by PM&P in June 2013.  Using this information, the Committee compared the program to the compensation practices of the following companies, which the Committee believes are comparable to us in terms of size, scope and business complexity (the peer group):

LANNETT COMPANY, INC.

Lannett Company, Inc. vs. 14 Peer Companies

Company Name	Fiscal Year End # of Employees	Equity Market Cap. 6/30/2014 ($mm)	Fiscal Year End Operating Income ($mm)	Fiscal Year End Sales ($mm)	Cumulative 3 YR TSR 6/30/2014
Acorda Therapeutics, Inc.	421	$1,407	$31	$245	4.3%
Akorn, Inc.	1,104	3,455	91	336	375.0%
Astex Pharmaceuticals, Inc.*	421	0	0	318	—
Cambrex Corporation.	1,104	634	45	218	348.1%
Cornerstone Therapeutics Inc.*	136	0	22	336	—
Cumberland Pharmaceuticals, Inc.	936	80	14	316	-21.7%
Emergent BioSolutions, Inc.	1,353	840	(17)	116	-0.4%
Genomic Health Inc.	684	856	(4)	31	-1.8%
Hi-Tech Pharmacal Co., Inc.*	448	0	51	313	—
Pernix Therapeutics Holdings, Inc.	191	339	(12)	262	5.5%
Sagent Pharmaceuticals, Inc.	269	824	38	232	29.9%
Santarus, Inc.*	290	0	(18)	85	—
SciClone Pharmaceuticals, Inc.	105	271	20	127	-12.9%
Sucampo Pharmaceuticals, Inc.	96	301	(18)	90	68.3%

Lannett Company, Inc.	399	$1,765	$88	$274	896.4%
% Rank	45%	94%	94%	63%	100%

*Companies were acquired following the 2013 market study

2014 Executive Compensation Program Decisions

Base Salary

We attribute much of our success to our highly-experienced executive management team and the strength of their leadership has been clearly demonstrated by our exceptional performance results.  In order to remain competitive among our industry peers, the Committee believes it must set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities.  To bring base salaries to the 50th percentile of comparable organizations, the Committee approved the following base salary increases, ranging from approximately 15% to 35%, effective as of July 1, 2013:

NEO	2013 Annual Base Salary	2014 Annual Base Salary	% Change*
Arthur P. Bedrosian	$440,000	$539,000	+23%
Martin P. Galvan	$275,000	$317,000	+15%
William Schreck	$257,000	$346,000	+35%
Kevin Smith	$220,000	$278,000	+26%
Ernest Sabo	$175,000	$230,000	+31%

*Rounded to the nearest whole percentage.

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to recognize yearly performance achievements focused primarily on operating results and profitable growth.  Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target and are paid in cash.  The Committee sets each NEO’s threshold, target and maximum bonus opportunity as a percentage of base salary, as follows:

	Annual Bonus Opportunity As a % of Salary
Title	Threshold (25% of Target)	Target (100% of Target)	Superior (200% of Target)
CEO	18.75%	75%	150%
COO, CFO, SVP of Sales and Marketing	15%	60%	120%
Other NEOs	12.5%	50%	100%

The overall annual bonus is comprised of two components:

•                  Seventy-five percent (75%) is tied to operating results versus budget to promote a focus on Company-wide profitable growth and collaboration:

Performance Metric	Weighting (Out of 100%)
Adjusted Operating Income	52.5%
Net Sales	22.5%

Adjusted operating income is defined as operating income excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items such as legal settlements or contract renewal fees.

•                  Twenty-five percent (25%) is based on the achievement of pre-established quantitative and qualitative individual goals, to promote individual accountability and “line of sight.” Fiscal 2014 goals were tied to various strategic, financial and operational objectives, taking into consideration each NEO’s job function and responsibilities. For competitive harm reasons, Lannett does not disclose specific details on individual goals and strategic objectives, although major accomplishments in Fiscal 2014 for each NEO are listed on page 24.

2014 Short-Term Incentives (Annual Bonus): Results and Payouts

•                  Operational Results (75% of Target Award). For Fiscal 2014, the Committee established financial performance goals ranging from 85% of budget (threshold) to 150% of budget (superior):

	Weighting	Performance Goals
Performance Metric	(Out of 100%)	Threshold	Target	Superior	Actual
Adjusted Operating Income	52.5%	$22.9	$26.9	$40.4	$124.4
Net Sales	22.5%	$146.4	$172.2	$258.3	$273.8

Actual adjusted operating income results for fiscal 2014 excluded the $20.1 million renewal fee associated with the contract extension with JSP. Note, however, if these fees had been included, adjusted operating income would still have been well above the superior performance level.

•                  Individual Results (Collectively Weighted 25% of Target Award).

NEO	Performance Highlights
Arthur P. Bedrosian

•                  Led three new product development projects for our Cody Labs subsidiary (CODY) and completed three process validation lots for validation and the availability of the signed summary report

•                  Met capital projects goal for CODY

•                  Worked with Human Resources and senior management to develop and maintain the leadership/succession plan

Martin P. Galvan

•                  Delivered accurate and timely financial reports on a required quarterly and annual basis as an accelerated filer with the Securities and Exchange Commission

•                  Enhanced financial performance through the management of receivables, automating bill-backs, charge-backs and rebate processes

•                  Contributed to the achievement of Company annual operating plan targets

William Schreck

•                  Installed a manufacturing suite at our Townsend Road facility

•                  Identified and completed due diligence related to the purchase of a new facility for future expansion

•                  Contributed to the achievement of Company annual operating plan targets

Kevin Smith

•                  Exceeded Company sales goals while limiting rebates, charge-backs and other related sales deductions

•                  Increased market share on existing products and obtained market share on new product launches

•                  Contributed to the achievement of Company annual operating plan targets

Ernest Sabo

•                  Maintained compliance with DEA and FDA requirements by reviewing policies and procedures

•                  Provided technical and research capabilities to ensure a flow of new products

•                  Contributed to the achievement of Company annual operating plan targets

Total Annual Bonus

Based on our exceptional performance results and significant individual contributions, the NEOs earned the maximum amount on the corporate operational component and varying amounts for the individual component under the annual bonus program. Total awards for each of the NEOs were as follows:

NEO	Operational Results Portion of the Bonus (75%)	Individual Results Portion of the Bonus (25%)	Total Actual Bonus
Arthur P. Bedrosian	$606,375	$202,125	$808,500
Martin P. Galvan	$285,300	$95,100	$380,400
William Schreck	$311,400	$56,222	$367,622
Kevin Smith	$250,200	$83,400	$333,600
Ernest Sabo	$172,500	$—	$172,500

Short-term incentive awards earned in Fiscal 2014 were generally higher than Fiscal 2013 levels, reflecting our extraordinary performance results.  These awards were capped at 200% of target levels. Note that if the former (Fiscal 2013) annual bonus plan, which established an award pool of up to 20% of adjusted operating income, had still been in effect, Fiscal 2014 payouts would have been considerably higher than those under the new plan, because adjusted operating income more than quadrupled in Fiscal 2014 as compared with Fiscal 2013. The Committee considered this outcome when determining long-term incentives for Fiscal 2014.

Long-Term Incentives

Prior to Fiscal 2014, stock options were used as the primary long-term incentive award vehicle for NEOs, with grants provided on a periodic, discretionary basis. In 2014, the Committee changed its approach and granted a combination of stock options and restricted stock, to further align executive and stockholder interests, enhance key employee retention, encourage long-term stockholder creation and recognize each NEO’s contributions towards our extraordinary performance results.

•                  Stock options. To recognize Fiscal 2013 performance, the Committee approved the following stock option grants to NEOs effective as of September 5, 2013:

NEO	# of Stock Options Granted
Arthur P. Bedrosian	90,000
Martin P. Galvan	50,000
William Schreck	45,000
Kevin Smith	45,000
Ernest Sabo	39,000

These stock options vest in three equal annual increments, beginning on the first anniversary of grant and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $13.86, equal to our closing stock price on the date of grant. In determining grant levels, the Committee considered each NEO’s contributions towards our strong financial performance results in Fiscal 2013, which included a 23% increase in net sales and a 131% increase in adjusted operating income as compared with Fiscal 2012 results.

•                  Restricted stock. By the end of the first quarter of Fiscal 2014, the Committee realized that the Company was on track to significantly exceed its performance expectations, based on its revised financial forecast for the remainder of the year. To recognize this accomplishment and motivate executives to continue performing at a high level, the Committee approved the following restricted stock grants to NEOs on October 29, 2013:

NEO	# of Restricted Shares Granted
Arthur P. Bedrosian	22,500
Martin P. Galvan	22,500
William Schreck	10,000
Kevin Smith	10,050
Ernest Sabo	7,800

Recognizing that annual bonus payouts for Fiscal 2014 would have been considerably higher under the former (Fiscal 2013) bonus pool design than actual payouts under the new (2014) design, the Committee decided to allow these restricted stock grants to vest as of June 30, 2014.

•                  Special recognition award (restricted stock). As the year progressed, and Company performance continued to exceed expectations, the Committee decided it would be appropriate to provide one-time, special recognition grants of restricted stock to reward contributions towards our record-setting results and strengthen retention. On April 24, 2014, the Committee approved the following special recognition awards, with 25% to be granted immediately and the remaining 75% granted after the end of the fiscal year, if performance results are achieved:

	Number of Special Recognition Restricted Shares Granted
NEO	First Installment* (25%, Granted 4/24/14)	Second Installment (75%, Granted 7/23/14)	Total # of Shares Granted
Arthur P. Bedrosian	5,000	15,000	20,000
Martin P. Galvan	2,500	7,500	10,000
William Schreck	1,225	3,675	4,900
Kevin Smith	3,000	9,000	12,000
Ernest Sabo	500	1,500	2,000

*The number of shares granted to each of the NEOs is also shown on the “Grants of Plan-Based Awards” table on page 29 of this Proxy Statement. Its value is also included in the “Summary Compensation Table” on page 28.

In approving these special recognition grants, the Committee considered each NEO’s contributions towards the Company’s Fiscal 2014 performance results. It also considered the recommendations of the CEO (who makes recommendations for the NEOs, but not for himself). To further enhance retention, these grants vest on the third anniversary from the date of grant, based on continued service with the Company.

Other Policies, Programs and Guidelines

The Company does not currently maintain a clawback policy, but notes that under the Sarbanes-Oxley Act incentive awards for the CEO and CFO are subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct.  Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment. The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Act once rules are finalized by the SEC and New York Stock Exchange.

NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package. The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance. The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice. Attributed costs of the personal benefits available to the NEOs are included in column (i) of the Summary Compensation Table on page 28.

•                  Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees. The Company provides matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.

•                  Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees — there are no special medical plans for our NEOs. Lannett provides life insurance for NEOs which would, in the event of death, pay $115,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income. Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 60% of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability. The NEOs are also provided with car allowances, for which the taxes are also paid by the Company.

•                  Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general. These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time, and are designed to alleviate concerns about the loss of his or her position without cause.

The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our stockholders. Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation. For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other NEOs, the severance plan provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

•                  Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a NEO’s compensation that exceeds $1,000,000 per year unless the compensation is paid under a performance-based plan that has been approved by stockholders. The Committee believes that it is generally preferable to comply with the requirements of 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, the Committee may elect to provide compensation outside those requirements when it deems appropriate. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed, and approved the CD&A, as set forth above, with management.  Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the CD&A be included in the annual report on Form 10-K.

Paul Taveira (Chairman)
David Drabik
James Maher

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our Named Executive Officers (NEOs) for the fiscal year ended June 30, 2014.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our NEOs for fiscal years 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Options Awards	Non-equity incentive plan compensation	All Other Compensation	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Arthur P. Bedrosian, President and Chief Executive Officer	2014	$539,000	$995,450	$726,825	$808,500	$64,286	$3,134,061
	2013	437,513	25,300	150,810	588,784	62,587	1,264,994
	2012	425,096	20,250	171,315	198,908	22,542	838,111

Martin P. Galvan, Vice President of Finance and Chief Financial Officer	2014	$317,000	$637,450	$403,792	$380,400	$20,645	$1,759,287
	2013	270,193	—	75,405	368,076	20,041	733,715
	2012	235,577	—	107,364	116,320	14,873	474,134

William F. Schreck, Chief Operating Officer	2014	$346,000	$287,259	$363,413	$367,622	$36,107	$1,400,400
	2013	255,856	—	82,474	344,319	21,985	704,634
	2012	250,000	—	205,292	116,320	18,263	589,875

Kevin R. Smith, Senior Vice President of Sales and Marketing	2014	$278,000	$350,004	$363,413	$333,600	$23,399	$1,348,416
	2013	218,965	—	82,474	294,673	26,682	622,794
	2012	212,755	—	95,707	99,549	22,013	430,024

Ernest J. Sabo, Vice President of Regulatory Affairs and Chief Compliance Officer	2014	$230,000	$208,274	$314,958	$172,500	$19,247	$944,979
	2013	173,983	—	82,474	234,137	15,708	506,302
	2012	170,000	—	95,707	79,098	15,642	360,447

All Other Compensation

The following summarizes the components of column (i) of the Summary Compensation Table above:

Name	Fiscal Year	Company Match Contributions 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	ESPP Benefit Earnings	Excess Life Insurance	Health Insurance Benefits	Signing Bonus	Total
Arthur P. Bedrosian	2014	$9,438	$13,500	$40,425	—	$923	—	—	$64,286
	2013	8,433	13,500	39,760	—	894	—	—	62,587
	2012	8,280	13,500	—	—	762	—	—	22,542

Martin P. Galvan	2014	$9,380	$10,800	—	—	$465	—	—	$20,645
	2013	8,601	10,800	—	—	640	—	—	20,041
	2012	4,327	10,177	—	—	369	—	—	14,873

William F. Schreck	2014	$10,411	$10,800	$13,973	—	$923	—	—	$36,107
	2013	7,592	10,800	2,968	—	625	—	—	21,985
	2012	7,067	10,800	—	—	396	—	—	18,263

Kevin R. Smith	2014	$9,737	$13,500	—	—	$162	—	—	$23,399
	2013	8,794	13,500	4,234	—	154	—	—	26,682
	2012	8,375	13,500	—	—	138	—	—	22,013

Ernest J. Sabo	2014	$7,553	$10,800	—	—	$894	—	—	$19,247
	2013	4,283	10,800	—	—	625	—	—	15,708
	2012	4,446	10,800	—	—	396	—	—	15,642

Grants of Plan-Based Awards in Fiscal 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities (1)	Exercise or Base Price of Option (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#)	Underlying Options (#)	Awards ($/sh)	Options Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(i)

Arthur P. Bedrosian	8/28/2013 (4)	—	—	—	—	—	—	7,500	—	—	$95,325
	9/5/2013	—	—	—	—	—	—	—	90,000	$13.86	726,825
	10/29/2013 (5)	—	—	—	—	—	—	24,375	—	—	596,700
	1/22/2014 (4)	—	—	—	—	—	—	1,875	—	—	65,138
	4/24/2014 (5)	—	—	—	—	—	—	6,875	—	—	238,288

Martin P. Galvan	9/5/2013	—	—	—	—	—	—	—	50,000	$13.86	$403,792
	10/29/2013	—	—	—	—	—	—	22,500	—	—	550,800
	4/24/2014	—	—	—	—	—	—	2,500	—	—	86,650

William F. Schreck	9/5/2013	—	—	—	—	—	—	—	45,000	$13.86	$363,413
	10/29/2013	—	—	—	—	—	—	10,000	—	—	244,800
	4/24/2014	—	—	—	—	—	—	1,225	—	—	42,459

Ernest J. Sabo	9/5/2013	—	—	—	—	—	—	—	39,000	$13.86	$314,958
	10/29/2013	—	—	—	—	—	—	7,800	—	—	190,944
	4/24/2014	—	—	—	—	—	—	500	—	—	17,330

Kevin R. Smith	9/5/2013	—	—	—	—	—	—	—	45,000	$13.86	$363,413
	10/29/2013	—	—	—	—	—	—	10,050	—	—	246,024
	4/24/2014	—	—	—	—	—	—	3,000	—	—	103,980

(1)         Reflects stock options granted to recognize the Company’s fiscal 2013 performance, which vest in three equal annual increments.

(2)         The exercise price was equal to the Company’s closing stock price on the date of grant.

(3)   Stock options were valued using the Black-Scholes option pricing model. The assumptions used in fair value calculations are described in Note 15, “Share-Based Compensation,” in the Form 10-K.  The grant date fair value for other stock grants reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

(4)         Reflects common stock grants provided to all directors for board service.

(5)         Includes 1,875 common shares for Board service.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2014 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest over three years from that grant date.  Restricted shares vest three years from the date of grant.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Arthur P. Bedrosian	25,000	—	—	$8.00	1/18/2016
	30,000	—	—	$6.89	11/27/2016
	75,000	—	—	$4.03	9/17/2017
	30,000	—	—	$2.80	9/18/2018
	75,000	—	—	$6.94	10/29/2019
	59,666	29,834	—	$3.55	8/25/2021
	21,333	42,667	—	$4.16	10/25/2022
	—	90,000	—	$13.86	9/4/2023
						5,000	$248,100

Martin P. Galvan	26,666	13,334	—	$4.73	7/15/2021
	10,666	21,334	—	$4.16	10/25/2022
	—	50,000	—	$13.86	9/4/2023
						2,500	$124,050

William F. Schreck	—	8,334	—	$5.02	7/8/2021
	—	23,334	—	$3.55	8/25/2021
	—	23,334	—	$4.16	10/25/2022
	—	45,000	—	$13.86	9/4/2023
						1,225	$60,785

Ernest J. Sabo	3,260	—	—	$7.48	3/1/2015
	4,000	—	—	$5.18	10/25/2015
	7,500	—	—	$6.89	11/27/2016
	50,000	—	—	$6.94	10/29/2019
	16,667	16,667	—	$3.55	8/25/2021
	11,666	23,334	—	$4.16	10/25/2022
	—	39,000	—	$13.86	9/4/2023
						500	$24,810

Kevin R. Smith	10,200	—	—	$4.03	9/17/2017
	—	16,667	—	$3.55	8/25/2021
	—	23,334	—	$4.16	10/25/2022
	—	45,000	—	$13.86	9/4/2023
						3,000	$148,860

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2014

The following table sets forth information concerning stock options exercised and stock awards that vested during fiscal year 2014 for each of the NEOs.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Arthur P. Bedrosian	30,000	$842,100	35,625	$1,387,800
Martin P. Galvan	—	—	22,500	1,116,450
William F. Schreck	242,998	9,258,144	10,000	496,200
Ernest J. Sabo	—	—	7,800	387,036
Kevin R. Smith	132,799	4,607,774	10,050	498,681

Employment Agreements

The Company has entered into employment agreements with Arthur P. Bedrosian, President and Chief Executive Officer, Martin P. Galvan, VP of Finance, Chief Financial Officer and Treasurer, Kevin R. Smith, SVP of Sales and Marketing, William F. Schreck, Chief Operating Officer, Ernest J. Sabo, VP of Regulatory Affairs and Chief Compliance Officer, and Robert Ehlinger, VP of Logistics and Chief Information Officer. Each of the agreements provides for an annual base salary and eligibility to receive a bonus. The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s Charter as approved by the Board of Directors. Additionally, these executives are eligible to receive stock options and restricted stock awards. Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability. In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

Potential Payments upon Termination or Change in Control

The following table assumes that the relevant triggering event occurred on June 30, 2014.  The fair market values of share-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett Company, Inc. stock ($49.62) on June 30, 2014, which was the last trading day of Fiscal 2014.  The “spread,” the difference between the fair market value of Lannett Company’s stock on June 30, 2014, and the option exercise price, was used for valuing stock options.

Name	Base Salary Continuation	Annual Cash Bonus	Acceleration and Exercisability Of Unvested Stock Option Awards	Acceleration Of Unvested Restricted Stock	Insurance Benefit Continuation	Other Benefits	Total
Arthur P. Bedrosian
Without Cause/With Good Reason (1) (2)	$1,617,000	$808,500	$6,532,494	$248,100	$38,778	$7,232	$9,252,104
For Cause (3) (4)	—	808,500	—	—	—	7,232	815,732
Retirement / Death / Disability (3)	—	808,500	—	—	—	7,232	815,732
Change in Control (5)	1,617,000	808,500	6,532,494	248,100	38,778	7,232	9,252,104
Martin P. Galvan
Without Cause/With Good Reason (1) (2)	$475,500	$380,400	$3,356,407	$124,050	$30,864	$5,316	$4,372,537
For Cause (3) (4)	—	380,400	—	—	—	5,316	385,716
Retirement / Death / Disability (3)	—	380,400	—	—	—	5,316	385,716
Change in Control (5)	475,500	380,400	3,356,407	124,050	30,864	5,316	4,372,537
William F. Schreck
Without Cause/With Good Reason (1) (2)	$519,000	367,622	$4,116,657	$60,785	$29,822	$6,028	$5,099,914
For Cause (3) (4)	—	367,622	—	—	—	6,028	373,650
Retirement / Death / Disability (3)	—	367,622	—	—	—	6,028	373,650
Change in Control (5)	519,000	367,622	4,116,657	60,785	29,822	6,028	5,099,914
Ernest J. Sabo
Without Cause/With Good Reason (1) (2)	$345,000	172,500	$3,223,252	$24,810	$15,348	$3,692	$3,784,602
For Cause (3) (4)	—	172,500	—	—	—	3,692	176,192
Retirement / Death / Disability (3)	—	172,500	—	—	—	3,692	176,192
Change in Control (5)	345,000	172,500	3,223,252	24,810	15,348	3,692	3,784,602
Kevin R. Smith
Without Cause/With Good Reason (1) (2)	$417,000	$333,600	$3,437,812	$148,860	$38,118	$4,896	$4,380,286
For Cause (3) (4)	—	333,600	—	—	—	4,896	338,496
Retirement / Death / Disability (3)	—	333,600	—	—	—	4,896	338,496
Change in Control (5)	417,000	333,600	3,437,812	148,860	38,118	4,896	4,380,286

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2)  Under the existing employment agreements, Good Reason is defined as giving written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.  Good Reason is also defined to include any other reason provided the Executive gives at least thirty (30) days prior written notice to Company.

(3) Under the existing employment agreements, if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(4) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against the Executive by any such regulatory agency.

(5) Under the existing employment agreements a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

COMPENSATION OF DIRECTORS

For Fiscal 2014, our non-employee directors received a cash retainer of $90,000, payable in monthly increments of $7,500, for board and committee service.  No other cash retainers or meeting fees were provided.

In August 2013, each board member received an award of 7,500 common shares, immediately vested at grant, for board service in Fiscal 2013.  In Fiscal 2014, board members received quarterly grants of 1,875 common shares, beginning in October 2013, which were immediately vested at grant.  Grant date values shown in the table below are associated with board service in Fiscal 2013 and three quarters of Fiscal 2014 (the last quarterly grant for Fiscal 2014 board service occurred in July 2014), and reflect the Company’s strong performance and significant stock price appreciation over that period.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee directors equal to three times their cash retainer.  Non-employee directors must meet required ownership levels within five years of first becoming subject to the guidelines.

The following table shows compensation information for fiscal 2014 for non-employee members of our Board of Directors.

	Fees Earned	Stock Awards (1)	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Jeffrey Farber	$90,000	$271,350	—	—	—	—	$361,350

Kenneth Sinclair (2)	45,000	206,363	—	—	—	—	251,363

David Drabik	90,000	271,350	—	—	—	—	361,350

Paul Taveira	90,000	271,350	—	—	—	—	361,350

James Maher (3)	90,000	207,800	—	—	—	—	297,800

(1)         Reflects grant date award value for equity grants received in fiscal 2014.  Includes, as applicable, grant of 7,500 common shares on 8/28/13 for board service in fiscal 2013.  Also includes, as applicable, quarterly grants of 1,875 common shares for fiscal 2014 board service made on 10/29/13, 1/22/14, and 4/24/14.

(2)         Dr. Sinclair did not stand for re-election at the January 2014 annual shareholders meeting.

(3)         Mr. Maher joined the Board in July 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the rules of the SEC, the Company must disclose certain “Related Party Transactions.”  These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

The Company had sales of $2.3 million, $1.3 million and $757 thousand during the fiscal years ended June 30, 2014, 2013, and 2012, respectively, to a generic distributor, Auburn Pharmaceutical Company (“Auburn”).  Jeffrey Farber, Chairman of the Board and the son of William Farber, Chairman Emeritus of the Board of Directors and principal stockholder of the Company, is the owner of Auburn.  Accounts receivable includes amounts due from Auburn of $980 thousand and $200 thousand at June 30, 2014 and 2013, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to Auburn than would have been to a non-related party.

The Company had purchases of $1.0 million during the fiscal year ended June 30, 2014 from Apicore, LLC (“Apicore”), an active pharmaceutical ingredient manufacturer.  Michael Bogda, President, is a Board member at Apicore.  In the Company’s opinion, the terms of these purchases were not more favorable than would have been provided to a non-related party.

Lannett Company, Inc. paid a management consultant, who is related to Mr. Bedrosian, $105 thousand in fees and $24 thousand in reimbursable expenses during Fiscal 2014 and $107 thousand in fees and $38 thousand in reimbursable expenses during Fiscal 2013.  This consultant provided management, construction planning, laboratory set up and administrative services in regards to the Company’s initial set up of its bio-study laboratory in a foreign country.  In the Company’s opinion, the fee rates paid to this consultant and the expenses reimbursed to him were not more favorable than what would have been paid to a non-related party.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 13200 Townsend Road, Philadelphia, PA 19154, no later than August 18, 2015.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than November 1, 2015.  Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

FISCAL YEAR 2014 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2014 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 13200 Townsend Road, Philadelphia, PA 19154.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 16, 2014	LANNETT COMPANY, INC.

/s/ Jeffrey Farber
Jeffrey Farber
Chairman of the Board

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 Lannett Company, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 20, 2015. Vote by Internet • Go to www.investorvote.com/lci • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Jeffrey Farber 02 - Arthur P. Bedrosian 03 - James M. Maher 04 - David Drabik 05 - Paul Taveira For Against Abstain ForAgainst Abstain 2. Proposal to ratify the selection of Grant Thornton, LLP as independent public accounting firm for the fiscal year ending June 30, 2015. 3. Non-binding advisory vote on the approval of executive compensation. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 5 2 D V2 1 7 2 0 7 1 01YF0B MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2015 Annual Meeting Admission Ticket 2015 Annual Meeting of Lannett Company, Inc. Stockholders Wednesday January 21, 2015 9:00 a.m. EST 13200 Townsend Road Philadelphia, PA 19154 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Lannett Company, Inc. Notice of 2015 Annual Meeting of Stockholders 13200 Townsend Road Philadelphia, PA 19154 January 21, 2015 9:00 a.m. Proxy Solicited by Board of Directors for Annual Meeting Martin P. Galvan is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 21, 2015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)